EXHIBIT 7

AGRIUM INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Agrium is committed to maintaining the highest standard of legal and ethical conduct in all of our activities. As representatives of Agrium, it is important that members of the Board of Directors (“Directors”), officers, and employees act in a manner that will maintain the Corporation’s reputation for ethics, integrity, and respect, and foster a culture of honesty and accountability.

This Code outlines basic legal and ethical obligations of all Agrium Directors, officers, and employees, regardless of geographic location and job position. Directors, officers, and other employees of Agrium Inc., Agrium Partnership, Agrium U.S. Inc., Nu-West Industries, Inc., Western Farm Service, Inc., Crop Production Services, Inc., Agroservicios Pampeanos S.A., and all other Agrium companies are subject to this Code.

While the Code does not necessarily cover the full spectrum of Director, officer, and employee activities, it illustrates the standards of conduct expected of all Directors, officers, and employees. All of us must abide by this Code, in letter and in spirit, and Directors and Executive Officers are particularly expected to lead by example in this regard.1 If uncertainties arise as to the application of this Code to particular circumstances, the Legal Department is available to provide guidance. Ultimately, the responsibility for interpreting and applying this Code rests with the Board of Directors. Failure to comply with this Code may be grounds for disciplinary action up to and including, for officers and employees, termination of employment or, for Directors, resignation from the Board of Directors.

The provisions of this Code may be materially amended or modified only by the Board of Directors; waivers of this Code for Directors or Executive Officers may be granted only by the Board or by the Corporate Governance & Nominating Committee. Waivers, including implicit waivers as defined by law, are subject to the disclosure and other provisions of applicable laws and regulatory requirements.

I.	Our Obligations Under the Law

We must do our part to fulfill the Corporation’s commitment to comply with all applicable laws.

1	“Executive Officers” include the chief executive officer; the president; the chief financial officer; the principal accounting officer or controller; each vice president in charge of a principal business unit, division, or function; the treasurer; the secretary; any other officer who performs a policy making function; or any other person who performs a similar function for the Corporation.

All Directors, officers, and employees of Agrium companies should respect and comply with all of the laws that apply to our business operations, whether in Canada, in the United States, in Argentina, or in other countries around the world. We should also abide by the laws of the provinces, states, and other local jurisdictions in which we do business. We must not attempt to impede or obstruct any investigation by Agrium or any government or regulatory agency. The Legal Department is available to assist in interpreting and applying the laws pertaining to each of our lines of business.

II.	Our Obligations to Our Corporation

When we are engaged in Agrium business, we must act in the Corporation’s best interests.

     The Corporation’s Policies

Each of us is responsible to abide by all applicable written Corporation policies and guidelines.

     Conflicts of Interest

Each of us should be scrupulous in avoiding conflicts of interest between our private interests and the interests of Agrium. A “conflict of interest” exists whenever our individual interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Corporation. A conflict situation may arise when we take actions or have interests that make it difficult to perform our work for Agrium objectively and effectively. A conflict of interest may also arise when we, or a member of our family or an acquaintance, receive improper personal benefits as a result of our Agrium position, whether those benefits are received from the Corporation or from a third party. Loans to, or guarantees of obligations of, Directors, officers, employees, and our respective family members may create conflicts of interest. Applicable law prohibits loans by Agrium to Directors and Executive Officers.

Conflicts of interest are prohibited as a matter of Agrium policy, except under guidelines approved by the Board of Directors or committees of the Board. Any Director, officer, or employee who perceives a potential or apparent conflict of interest arising from a responsibility that he or she has toward Agrium shall promptly report such conflict of interest in accordance with the procedures set forth in Part VII of this Code. The Corporation may direct Directors, officers, or employees to terminate promptly any relationship or interest that gives rise to a conflict of interest that cannot otherwise be resolved. In the case of Directors, if the Board of Directors determines that a conflict of interest cannot be cured, the Board may request that the Director resign and, upon the Board Chair’s request, the Director shall tender his or her resignation from the Board.

     Corporate Opportunities

We are prohibited from (a) taking for ourselves personally any opportunities that properly belong to Agrium or are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with Agrium. As Directors, officers, and employees, we owe a duty to Agrium to advance its legitimate interests when the opportunity to do so arises.

     Protection and Proper Use of the Corporation’s Assets

We must protect Agrium’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Agrium’s profitability. All Agrium assets should be used for legitimate business purposes. If Agrium Directors, officers, or employees wish to use any of the Corporation’s assets in support of their charitable or professional activities, they must obtain the consent of the Chair of the Board (in the case of Directors and the Chief Executive Officer) or the Legal Department (in the case of other officers and employees).

     Confidentiality

We must maintain the confidentiality of sensitive information entrusted to us by Agrium or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by law. Sensitive information includes all non-public information that might be of use to competitors of Agrium, or harmful to Agrium or its suppliers or customers if disclosed, including information about finances, devices, processes, plans, and methods. Whenever feasible, we should consult the Legal Department if we believe that there is a legal obligation to disclose sensitive information. For example, it may be necessary to disclose sensitive information when cooperating in an investigation by a governmental authority or by the Corporation, where the person cooperating has a good-faith belief that a violation of law or the Corporation’s policies has occurred.

     Accounting and Auditing

We must record properly in Agrium’s books, records, and accounts all funds, assets, receipts, and disbursements of the Corporation. All of Agrium’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation’s transactions, and must conform both to applicable financial reporting and accounting laws and to the Corporation’s system of internal controls. No action shall be taken to fraudulently influence, coerce, manipulate, or mislead anyone engaged in the performance of an audit of the Corporation’s financial statements.

Any employee who has concerns or complaints regarding questionable accounting, internal accounting controls, or auditing matters of the Corporation should submit those concerns or complaints (anonymously, confidentially, or otherwise) to his or her supervisor, to any member of senior management, including the Vice President & General Counsel, to the Agrium Compliance Hotline, or to the Audit Committee via interoffice mail (or regular mail or other means of delivery, addressed to the corporate headquarters address of Agrium) in a sealed envelope marked “Private and Strictly Confidential—Attention: Chair of the Audit Committee of Agrium Inc.” The Compliance Hotline number is posted on the Corporation’s internal website and the mailing procedure is posted on the Corporation’s internal and external websites. If the employee submitting the concern or complaint requests confidentiality, including anonymity, this confidentiality will be protected, to the extent permitted by and subject to applicable law. Directors or officers with such concerns or complaints should bring them to the attention of the Chair of the Audit Committee.

     Political Contributions

We have the right to be politically active, but this activity should be on our own behalf and not as a representative of Agrium. We must not contribute any funds or assets of Agrium to any political party or organization nor to any individual who holds or is seeking public office, except where such contribution has been authorized by the Board of Directors or by a committee of the Board or is in accordance with the Corporation’s political donations policy and budget.

     Retention and Destruction of the Corporation’s Records

Records should always be retained or destroyed according to Agrium’s record retention policies, or with the written approval or authorization of the Legal Department in the absence of Agrium record retention policies or practices dealing with the specific records. We must not alter, distort, conceal, or destroy any document, record, or object for the purpose of impeding or obstructing any investigation conducted by Agrium or any government or regulatory agency. In accordance with Agrium record retention policies, in the event of litigation or governmental investigation, we must consult the Legal Department before destroying any pertinent records.

III.	Our Obligations to Our Customers, Suppliers, and Others in the Marketplace

We must always strive to treat our customers, suppliers, and all others with whom we do business fairly and honestly.

     Fair Dealing

Each of us should endeavor to deal fairly with Agrium’s customers, suppliers, competitors, and others with whom we do business. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

We must not engage in any activities that would constitute an unreasonable restraint of trade, unfair trade practice, or other anticompetitive course of conduct in violation of law. Such prohibited activities may include agreements among competitors to increase, decrease, or stabilize prices, to divide territories or markets, to allocate customers, to limit the quality of products, to limit the production of products, to discriminate in price, and otherwise to engage in predatory trade practices and attempts to create a monopoly. This may also include agreements with our licensees that set specific prices for products they sell under the name of Agrium or of any affiliate of Agrium.

     Giving and Receiving Gifts

The purpose of entertaining business associates and giving gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers nor to take unfair advantage of suppliers. We must not offer, give, provide, or accept any entertainment or gift, nor must any member of our family or anyone acting on our behalf, unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) does not violate any applicable laws, and (e) does not violate the provision of this Code entitled “Improper Payments and Foreign Business Dealings.” We must obtain advance approval from the Legal Department for any entertainment, gifts, proposed entertainment, or proposed gifts as to which we have any question about their permissibility under this Code.

     Improper Payments and Foreign Business Dealings

We are not to pay, loan, or otherwise disburse any funds or assets of Agrium as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient. We must not give, directly or indirectly, anything of value to a foreign government official, a foreign political party or party official, a foreign political candidate, or an official of a public international organization for the purpose of influencing or inducing the recipient to obtain, retain, or direct business for or to any person or for the purpose of securing any improper advantage.

IV.	Our Obligations to Our Colleagues and Co-Workers

Each of us has a responsibility to do our part to provide a safe, orderly, and tolerant work environment. We must grant others the same respect, cooperation, and dignity that we wish for ourselves.

     Workplace Conduct

Agrium’s work environment encourages respect for individuals. We should deal fairly with our fellow Directors, officers, and employees. Agrium does not tolerate at any level of the Corporation, nor in any part of the employment relationship, discrimination or harassment against any individual with respect to race, religion, age, gender (including pregnancy and childbirth), marital status, family status, sexual orientation, national or ethnic origin, non-qualifying disability, veteran status, conviction for which a pardon has been granted, or any activity specifically protected under an Agrium policy, such as expressing our good faith opposition to prohibited discrimination or harassment, or participating in making a good faith complaint of discrimination or harassment.

     Workplace Safety

We must comply with all applicable safety laws and Agrium policies and procedures to ensure the safety of the workplace for ourselves and others at all times.

V.	Our Obligations to Our Shareholders

As Directors, officers, and employees of a public company, we must serve the interests of our shareholders with integrity and loyalty.

     Insider Trading

If we have access to or knowledge of material non-public information from or about Agrium, then we are not permitted to buy, sell, or otherwise trade in the Corporation’s securities, whether or not we are using or relying upon that information. This restriction extends to informing or tipping others about such information, especially since the individuals receiving such information might use such information to trade in the Corporation’s securities. In addition,

Agrium has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Questions regarding the applicability of these insider trading restrictions should be directed to the Legal Department.

     Public Disclosure

As a public company, it is of critical importance that Agrium’s filings and submissions with the appropriate securities regulatory agencies and other public communications be full, fair, accurate, timely, and understandable. Depending on our positions at Agrium, we may be called upon to provide necessary information to ensure that Agrium’s public reports are full, fair, accurate, timely, and understandable. We must provide prompt and accurate answers to inquiries related to Agrium’s public disclosure requirements.

VI.	Our Obligations to the Environment

We must take care that our work is sensitive to the Corporation’s commitment to environmental stewardship.

Agrium takes its environmental responsibilities very seriously and prides itself on its record of environmental protection. While performing our duties on behalf of Agrium, we are to handle and use all materials having a potential to damage the environment in accordance with applicable laws and to report all incidents involving such materials in accordance with the Corporation’s policies.

VII.	Our Obligations to Report Violations

We have an obligation to report violations of law or Agrium policies through the appropriate channels. The Corporation does not permit retaliation against those who make such reports in good faith.

     Reporting Violations of Law or the Corporation’s Policies

Employees shall promptly report to our supervisors, or any member of senior management, including the Vice President & General Counsel, any violations or imminent violations of this Code or other Agrium policies (including potential or apparent conflicts of interest), or any other illegal or unethical behavior at Agrium and, when in doubt, to confer about the best course of action in a particular situation. If we are reluctant to make such reports to our supervisors or senior management, we should make our reports through the Agrium Compliance Hotline, or to the Audit Committee via interoffice mail (or regular mail or other means of delivery, addressed to the corporate headquarters address of the Corporation), in a sealed envelope marked “Private and Strictly Confidential – Attention: Chair of the Audit Committee of Agrium Inc.” The Compliance Hotline number is posted on the Corporation’s internal website and the mailing procedure is posted on the Corporation’s internal and external websites.

Directors and officers shall promptly report to the Chair of the Board, or to the Chair of the appropriate committee of the Board, any violations or imminent violations of this Code or other Agrium policies (including potential or apparent conflicts of interest), or any other illegal or unethical activities at Agrium.

If our concerns or complaints require confidentiality, including keeping our identity secret, then this confidentiality will be protected, to the extent permitted by and subject to applicable law.

     No Retaliation

Agrium will not permit retaliation of any kind by or on behalf of Agrium and its Directors, officers, or employees against (a) good faith reports or complaints of violations of this Code or Agrium policies, or other illegal or unethical conduct, or (b) cooperation in an investigation by a governmental authority or by Agrium, where the person cooperating has a good faith belief that a violation of law, this Code, or other Agrium policies has occurred. The Corporation needs your active cooperation, and requires your full support, if we are together to maintain the standards of conduct embodied in this Code.

February 2004